Exhibit 99.1

PHI Group Closes Acquisition of Vinafilms JSC

Generated $25M in revenue and $765,000 EBIDTA in 2017

New York, Oct. 10, 2018 (GLOBE NEWSWIRE) — PHI Group, Inc. (www.phiglobal.com) (OTCQB:PHIL), a U.S. diversified holding company focused on mergers and acquisitions and investments in select industries and special situations, today announced that the Company has closed the acquisition of 51% of Vinafilms Joint Stock Company (www.vinafilms.com.vn) effective September 28, 2018.

According to the Stock Swap Agreement dated September 20, 2018 between the Company and Vinafilms’ majority shareholder, PHI Group issued 50 million shares of its Class A Series III Preferred Stock in exchange for 51% of Vinafilms JSC.

Vinafilms has been in business for more than 13 years and provides a variety of plastic film products, including PE film macromolecules, PE films, polyester and polyprolylene films, metalized films, etc. for use in construction, food packaging, textile products, pharmaceuticals, and many other goods. These films include many types of coatings, such as silicone, adhesive, pre-mask, corona, print treatments, and others for labels, printing, and flexible packaging purposes. Vinafilms’ customers include many reputable and loyal Vietnamese and international companies such as Saigon Plastic Packaging Co., KyVy, Huhtamaki, I.S., Vinamilk (https://www.vinamilk.com.vn/en), Tribeco (http://tribeco.com.vn/en/), Trieu Chen Co. Ltd., Friesland Campina, Tong Yuan Packaging Co., and PepsiCo (https://suntorypepsico.vn/).

In accordance with Vinafilms’ domestically audited annual report containing financial statements for the year ended December 31, 2017, it generated $25 million in revenues and $765,000 in EBITDA in 2017. It has recently installed a German state-of-the-art plastic film processing system and will add two more of these to meet the growing domestic and international demand for its products. Vinafilms also plans to enter a joint venture with a leading Vietnamese plastic bag manufacturing company with an aim to bring combined revenues to over $150 million per year by the end of 2019. PHI Group’s management believes the acquisition of Vinafilms, subject to the Company’s meeting compliance standards, should enable PHIL to qualify for an uplist to the Nasdaq Stock Market in the very near future.

PHI Group’s wholly owned subsidiary American Pacific Plastics, Inc. will hold the 51% interest in Vinafilms and plans to file a registration statement with the Securities and Exchange Commission for it to become a separate, fully reporting, publicly traded entity to serve as a platform to facilitate financing Vinafilms’ growth and accelerate its rollup strategy. PHI Group has engaged Grant Thornton Vietnam Ltd. (www.grantthornton.com.vn.) to conduct an independent valuation to determine the fair-market value of Vinafilms JSC.

Henry Fahman, Chairman and CEO of PHI Group, stated: “We are pleased to have closed this transaction and believe that the consolidated operating results from this acquisition should add significant value to both companies going forward, including the potential of uplisting to a senior exchange.”

Ms. Do Thi Nghieu, chairperson and majority shareholder of Vinafilms JSC, said: “We look forward to being able to use the U.S. public company platform to access international capital markets to finance both organic growth and potential accretive acquisitions for Vinafilms in the near future.”

About PHI Group, Inc.

PHI Group (www.phiglobal.com) primarily focuses on mergers and acquisitions and invests in select industries and special situations that may substantially enhance shareholder value. In addition, the Company’s wholly owned subsidiary, PHI Capital Holdings, Inc. (www.phicapitalholdings.com) provides M&A consulting services and assists companies to go public and access international capital markets. We have also been working diligently to launch a Luxembourg Reserved Alternative Investment Fund (RAIF) plus several sub-funds and developing an Asia Diamond Exchange in Vietnam together with international partners.

Safe Harbor Act and Forward-looking Statements

This news release contains “forward-looking statements” pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “may,” “future,” “plan” or “planned,” “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected,” which are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements as a result of various factors.

Contact: PHI Group, Inc. Henry Fahman info@phiglobal.com